Exhibit 99.1

For More Information, Call:                           FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                       FIRST FEDERAL BANCORP ANNOUNCES
                       IMPROVED SECOND QUARTER RESULTS

ZANESVILLE, Ohio (April 21, 2004) J. William Plummer, President and Chief Executive Officer, First Federal Bancorp, Inc. (NASDAQ: FFBZ) today reported net income increased approximately 7% to $523,000, or $0.16 per diluted share, for the three months ended March 31, 2004 from $490,000, or $0.15 per diluted share, the prior year. This improvement was due to increases in non-interest income and net interest income that were partially offset by higher non-interest expense and provision for loan losses compared to the same period last year.

J. William Plummer, President and Chief Executive Officer, stated "Our results for the second quarter benefited from solid growth in assets and non-interest income. The Bank's total assets increased approximately 7% during the quarter compared to a year ago, led by higher yielding small business commercial loans, as well as earning assets including variable rate residential loans and consumer loans. As a result of this growth, the Bank's provision for loan losses was increased consistent with our credit policy. The 31% increase in non-interest income for the second quarter compared to last year benefited from mortgage servicing rights, and, to a lesser extent, growth in service fees. We are actively pursuing efforts to reduce the Bank's non-interest expenses without sacrificing customer service."

Second Quarter Results
----------------------

Net interest income increased approximately 3% to $2.2 million for the quarter ended March 31, 2004 from $2.1 million last year. Net interest margin declined 0.20% to 3.56% for the second quarter 2004 versus a year ago principally due to deposit mix. Jumbo deposits, which are $100,000 or more per account, from national sources rose $9.3 million to $22.5 million and replaced Federal Home Loan Bank borrowings. This enabled the Bank to realize further benefits from current interest rates.

Non-interest income rose to $0.5 million for second quarter 2004 versus $0.4 million for the same period in 2003. Continuation of low interest rates contributed to a $136,000 reversal of previously impaired mortgage servicing rights versus a charge of $42,000 for the same period last year. Other service fee and miscellaneous income increased 5% and 8%, respectively, for the second quarter 2004 compared to the prior year.

Non-interest expense was $1.8 million for the second quarter 2004 or 2% above the same period a year ago. This difference was primarily due to salaries and benefits as well as increased advertising.

Six-Month Results
-----------------

Net income was $0.9 million, or $0.27 per diluted share, for the six months ended March 31, 2004 and 2003.

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Net interest margin declined 0.23% to 3.50% for the first half of fiscal
2004 from 3.73% a year ago. The provision for loan losses for the six months ended March 31, 2004 was $0.2 million above last year as a result of solid growth in the total loan portfolio since fiscal year-end 2003 and planned changes in loan mix of the Bank's portfolio.

Non-interest income increased to $1.0 million for the first six months of fiscal year 2004 from $0.7 million the prior year. For the six months ended March 31, 2004 a total of $236,000 of previously impaired mortgage servicing rights were recognized as income compared to a charge of $130,000 for the same period last year.

Non-interest expense was $3.5 million for the first half of fiscal year 2004 compared to $3.4 million for the same period last year. Factors that contributed to this increase included higher salaries and advertising as well as expenses for the remodeling of one of the Bank's branch offices.

Balance Sheet
-------------

Loans receivable increased $14.5 million to $220.0 million at March 31, 2004 compared to year-end fiscal 2003 and were $21.6 million above the same date a year ago. Solid increases have been achieved in small business commercial, home equity and variable rate residential mortgage loans during the past year.

First Federal's non-performing asset ratio was 0.31% of total assets at March 31, 2004 compared to 0.24% the prior year. Net charge-offs declined to 0.08% of loans receivable for the first half of this year compared with 0.11% a year ago. The allowance for loan losses was 0.74% at March 31, 2004 versus 0.77% on the same date last year.

Shareholders' equity was $22.7 million at March 31, 2004, an increase of $0.6 million from September 30, 2003 and $21.5 million a year ago. Book value per diluted share was $6.74 at March 31, 2004 compared to $6.59 and $6.41 per share, respectively, at year-end fiscal 2003 and March 31, 2003.

Cash Dividend and Stock Buyback
-------------------------------

The Board of Directors declared a $0.06 cash dividend for the quarter ended March 31, 2004 that represents a 9% increase over the same period a year ago.

In June 2002, the Board of Directors authorized the repurchase of up to 5% of First Federal Bancorp's common shares outstanding from time to time in public market and private transactions for a two-year period. As of March 31, 2004, First Federal Bancorp, Inc. had repurchased 74,700 of its common shares at an average price of $7.55 per share.

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.

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Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.

                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS
                  (In thousands, except per share amounts)

                                           At March 31,    At September 30,
                                               2004              2003
                                           ------------    ----------------

Selected Financial Condition Data:
Assets                                       $250,500         $234,528
Loans, net                                   $220,006         $205,478
Mortgage-backed securities                       $249             $303
Investment securities                          $7,642           $8,168
FHLB stock                                     $4,880           $4,783
Deposits                                     $179,303         $164,447
Total equity                                  $22,695          $22,078
Total equity per share                          $6.74            $6.59

                                     Three Months Ended         Six Months Ended
                                         March 31,                 March 31,
                                     2004         2003         2004         2003
                                     ----         ----         ----         ----

Selected Operations Data:
Total interest income               $3,410       $3,501       $6,711       $7,105
Total interest expense               1,226        1,373        2,476        2,905
                                    ------       ------       ------       ------

Net interest income                 $2,184       $2,128       $4,235       $4,200
Provision for loan losses               70           (6)         293           69
                                    ------       ------       ------       ------

Net interest income after
 provision for loan losses          $2,114       $2,134       $3,942       $4,131
Noninterest income                     463          353          977          660
                                    ------       ------       ------       ------
Noninterest expense                  1,779        1,739        3,544        3,390
                                    ------       ------       ------       ------

Income before income tax            $  798       $  748       $1,375       $1,401
Provision for income tax               275          258          475          483
                                    ------       ------       ------       ------

Net income                          $  523       $  490       $  900       $  918
                                    ======       ======       ======       ======

Earnings per share:
  Basic                               $.16         $.15         $.28         $.28
                                      ====         ====         ====         ====
  Diluted                             $.16         $.15         $.27         $.27
                                      ====         ====         ====         ====

Weighted average common and
 common equivalent shares:
  Basic                          3,267,126    3,234,782    3,263,978    3,246,284
                                 =========    =========    =========    =========
  Diluted                        3,370,893    3,349,369    3,368,845    3,365,043
                                 =========    =========    =========    =========

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                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS

                                           At or for the Three Months    At or for the Six Months
                                                 ended March 31,               ended March 31,
                                                 2004       2003               2004       2003
                                                 ----       ----               ----       ----

Selected Financial Ratios And Other Data:

Performance Ratios (Annualized):
  Return on average assets                       0.85%      0.87%              0.74%      0.81%
  Return on average equity                       9.35%      9.13%              8.06%      8.58%
  Interest rate spread:
    Average during period                        3.62%      3.83%              3.55%      3.79%
    Net interest margin                          3.56%      3.76%              3.50%      3.73%
    Noninterest expense to average assets        2.90%      3.07%              2.93%      3.01%

Quality Ratios:
  Nonperforming assets to total assets
   at end of period                              0.31%      0.24%              0.31%      0.24%
  Efficiency ratio                              62.85%     64.64%             63.74%     64.40%
  Loan loss allowance to net loans at
   end of period                                 0.74%      0.77%              0.74%      0.77%

Capital Ratios:
  Total equity to total assets at
   end of period                                 9.06%      9.37%              9.06%      9.37%
  Average interest-earning assets to
   average interest-bearing Liabilities        106.98%    106.47%            107.26%    106.51%

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